Investor Relations Contact:
Maria Quillard
Xilinx, Inc.
(408) 879-4988
ir@xilinx.com

Editorial Contact:
Lisa Washington
Xilinx, Inc.
(408) 626-6272
lisa.washington@xilinx.com

FOR IMMEDIATE RELEASE

XILINX COMPLETES FUNCTIONAL REORGANIZATION

     SAN JOSE, CA. June 4, 2008 – Xilinx, Inc. (NASDAQ: XLNX) announced a corporate reorganization into functional areas to better serve its customers and improve its operating performance. As a result of the reorganization, Xilinx will eliminate approximately 250 positions, or about 7 percent of the Company’s global workforce. The workforce reduction is expected to be completed by the end of the next fiscal quarter.

     The Company expects to record restructuring-related charges of approximately $18-22 million in connection with the reorganization. These one-time pre-tax charges are comprised of approximately $16-19 million of severance pay expenses, which will be recorded in the first quarter of fiscal 2009 and approximately $2-3 million of facility and other associated costs, a portion of which will be recorded in the second quarter of fiscal 2009.

     The restructuring charges will adversely impact the Company’s first quarter’s operating expenses, which were forecasted to be approximately flat sequentially for the June ending quarter. The Company will report its fiscal first quarter results after market close on July 16, 2008. A real-time audio broadcast of the teleconference will be provided at www.investor.xilinx.com.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect”, “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers' customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, unanticipated restructuring difficulties, inaccuracies in the assessment of the amount and timing of the charges and other risk factors listed in our most recent Form 10-K.

About Xilinx

     Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.